Exhibit 99.2

SIBONEY CORPORATION

FINANCIAL HIGHLIGHTS

For the Year Ended December 31,

	2003	2002

Revenues	$8,752,789	$8,902,275

Cost of Product Sales	$2,039,147	$1,970,833

Selling, General & Administrative Expenses	$6,014,133	$5,727,427

Income from Operations	$699,509	$1,204,015

Income Before Income Taxes	$685,110	$1,159,481

Income Tax Expense	$234,075	$453,400

Net Income	$451,035	$706,081

Earnings per Common Share - Basic & Diluted	$0.03	$0.04

Weighted Average Number of Common Shares
Outstanding - Basic	17,343,407	16,785,146

Weighted Average Number of
Common Shares Outstanding - Diluted	17,374,890	17,175,789

Total Assets	$6,369,753	5,871,235

Stockholders' Equity	5,012,478	4,450,604